SUN COMMUNITIES, INC.
EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

Sun Communities, Inc., a Maryland corporation (the “Company”), upon the recommendation of the Compensation Committee of the Company's Board of Directors and pursuant to that certain 2015 Equity Incentive Plan (the “Plan”) adopted by the Company's Board of Directors and approved by its shareholders on July 20, 2015, as amended, and in consideration of the services to be rendered to the Company or its subsidiaries by John B. McLaren (“Employee”), hereby grants and issues, as of November 6, 2024 (the “Date of Grant”), to Employee fifty thousand (50,000) shares of the Company's Common Stock, par value $0.01 per share (the “Shares”), subject to the terms and conditions contained in this Restricted Stock Award Agreement (the “Agreement”) and subject to all the terms and conditions of the Plan, which are incorporated by reference herein. Employee agrees to the provisions set forth herein and in the Plan and acknowledges that each such provision is a material condition of the Company’s agreement to issue the Shares to Employee. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

I. RECEIPT AND DELIVERY OF SHARES

Until such time as the Shares vest in accordance with Section II below, the stock certificate or certificates evidencing the Shares shall be registered in the name of Employee but held in escrow by the Company. As soon as practicable after the date upon which any Shares vest, the Company shall deliver to Employee a certificate or certificates representing such vested Shares, registered in the name of Employee.

II. VESTING SCHEDULE

(a)    Subject to the restrictions and conditions set forth in the Plan and subject to the other terms of this Agreement, twenty thousand (20,000) Shares shall be subject to vesting as set forth in Section II(b) below (the “Time Vesting Shares”) and the remaining thirty thousand (30,000) Shares shall be subject to vesting as set forth in Section II(c) below and the attached Exhibit A. (the “Performance Vesting Shares”). The parties agree that the Company will not grant Employee regular annual restricted stock awards in 2025 or 2026 for his service as President under the Employment Agreement (as defined below).

(b)    The Time Vesting Shares shall vest as follows: (i) four thousand (4,000) of the Time Vesting Shares (representing 20% of the Time Vesting Shares) shall vest on November 6, 2025; (ii) four thousand (4,000) of the Time Vesting Shares (representing 20% of the Time Vesting Shares) shall vest on November 6, 2026; (iii) four thousand (4,000) of the Time Vesting Shares (representing 20% of the Time Vesting Shares) shall vest on November 6, 2027;

(iv) four thousand (4,000) of the Time Vesting Shares (representing 20% of the Time Vesting Shares) shall vest on November 6, 2028; and (v) four thousand (4,000) of the Time Vesting Shares (representing 20% of the Time Vesting Shares) shall vest on November 6, 2029, provided that Employee is employed by the Company or any of its affiliates on such dates.

(c)    If the Market Performance Criteria (as defined below) for the measurement period is satisfied, up to thirty thousand (30,000) of the Performance Vesting Shares shall vest as set forth on the attached Exhibit A, provided that Employee is employed by the Company or any of its affiliates on the following vesting date:

Measurement Period	Vesting Date
January 1, 2025 to December 31, 2027	January 1, 2028

For purposes hereof, “Market Performance Criteria” shall mean the performance criteria relative to the Company’s common stock performance set forth on the attached Exhibit A.

(d)    Subject to Section II (e) and Section II(f) below, in the event of Employee’s Separation of Service at any time for any reason, the vesting, exercisability and forfeiture of the Shares shall be subject to that certain Employment Agreement by and among the Company, Sun Communities Operating Limited Partnership and Employee dated effective as of November 6, 2024 (as it may be amended, restated, supplemented or replaced from time to time, the “Employment Agreement”).

(e)    Subject to the Employee’s execution of a general release of claims in a form satisfactory to the Company, if at any time after the second anniversary of the Date of Grant the Employee terminates his employment with the Company (whether with or without Good Reason as defined in the Employment Agreement or any other employment or similar agreement between the Company and the Employee) because the individual to whom the Employee directly reports within the organizational structure of the Company has changed from the individual to whom the Employee directly reports as of the date of this Agreement, then, subject to the following sentence, all remaining unvested Time Vesting Shares (i) shall not automatically be forfeited on the termination date, shall remain outstanding until it is determined if any of them vest as provided below, and shall be eligible to receive dividends and other distributions payable with respect to such Shares during such period, and (ii) shall continue to vest in accordance with the schedule set forth in subsection II.(b) above. Notwithstanding anything to the contrary herein, if after a termination of his employment as contemplated by this paragraph the Employee breaches the non-competition provisions of the Employment Agreement or any other agreement between the Company and the Employee, then all unvested Time Vesting Shares shall be automatically forfeited to the Company and, accordingly, Employee shall forfeit all right, title and interest in and to such forfeited Time Vesting Shares without any further action required by

Employee. The date of any such breach of the non-competition provisions shall be the date the unvested Time Vesting Shares shall be forfeited to the Company, as determined in good faith by the Company’s Board of Directors.
Notwithstanding anything to the contrary, the foregoing paragraph shall not apply if the Employee directly reports to the Company’s Board of Directors as the principal executive officer of the Company.

(f)    Subject to the Employee’s execution of a general release of claims in a form satisfactory to the Company, if, at any time after the second anniversary of the Date of Grant, but prior to the end of the measurement period for the Market Performance Criteria, the Employee’s employment with the Company is terminated for any reason other than a termination by the Company for Cause (as defined in the Employment Agreement), then (i) the Performance Vesting Shares shall not automatically be forfeited on the termination date, shall remain outstanding until it is determined if any Pro Rata Portion of the Performance Vesting Shares vest, and shall be eligible to receive dividends and other distributions payable with respect to such Shares during such period, and (ii) to the extent not already vested, a Pro Rata Portion of the Performance Vesting Shares shall vest on January 1, 2028. The “Pro Rata Portion” of the Performance Vesting Shares means (i) the total number of Performance Vesting Shares that would have vested based on the Market Performance Criteria if the Employee had remained employed by the Company for the entire Market Performance Criteria measurement period, multiplied by (ii) (A) the number of days between the Date of Grant and the termination date of the Employee’s employment, divided by (B) the number of days between the Date of Grant and December 31, 2027.

III. RESTRICTIONS ON SHARES; CLAWBACK

Until a Share vests pursuant to Section II above, it shall not be liable for the debts, contracts or obligations of Employee nor be subject to disposition by assignment, transfer, sale, alienation, pledge, encumbrance or any other means, whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no force or effect; provided, however, that this Section III does not prevent transfers by will or by the applicable laws of descent and distribution.

The Employee agrees that all of the Shares are subject to the Sun Communities, Inc. Executive Compensation Recovery (Clawback) Policy, as it may be amended, restated or supplemented from time to time (the “Clawback Policy”), and any similar clawback or compensation recovery policy that is in effect from time to time. Further, the Employee agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Clawback Policy.

IV. RIGHTS AS A STOCKHOLDER

Notwithstanding Section 9.06 of the Plan to the contrary, Employee shall be entitled to all of the rights of a stockholder with respect to the Shares, including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the Date of Grant; provided that any securities or other property (but not cash) received in any such distribution with respect to any Shares that are still subject to the restrictions of Section II and III of this Agreement shall be subject to all of the restrictions in this Agreement with respect to such Shares.

V. REGISTRATION

Subject to the other terms and conditions of this Agreement, the Shares may be offered and sold by Employee only if such stock is registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), or if an exemption from registration under the Securities Act is available. Employee acknowledges and agrees: (a) that the Company has no obligation to effect such registration; (b) not to offer or sell the Shares unless and until such stock is registered for resale under the Securities Act or an exemption from registration is available; and (c) that the Shares were acquired for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

VI. NO RIGHT TO EMPLOYMENT CONFERRED

Nothing in this Agreement or the Plan shall confer upon Employee any right to continue in employment with the Company or a subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate such person's employment at any time.

VII. MISCELLANEOUS

(a)    In accordance with the terms of the Plan, the Company is entitled to withhold (or secure payment from Employee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to the award or issuance of the Shares. Employee understands that the taxable income recognized by Employee as a result of the award of the Shares would be affected by a decision by Employee to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “83(b) Election”), with respect to the Shares within thirty (30) days after the Date of Grant. Employee acknowledges and agrees that he will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Shares and for properly making such election and filing such election with the relevant taxing authorities on a timely basis.

(b)    If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue to be in full force and effect to the maximum extent permitted by law.

If the implementation or presence of any provision of this Agreement would or will cause the Plan and thereby the Shares purchased thereunder to not be in compliance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any other statutory provision, such Agreement provision shall not be implemented or, at the Company's option following notice, such provision shall be severed from the Agreement as is appropriate or necessary to achieve statutory compliance; provided, however, that the parties hereby agree to negotiate in good faith as may be necessary to modify this Agreement to achieve statutory compliance or otherwise effectuate the intent of the parties following a severance permitted by this Section VII(b).

(c)    The number and kind of Shares shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, or other change in capitalization with a similar substantive effect upon such Shares. The Administrator shall have the power to determine the amount of the adjustment to be made in each case.

(d)    Any notice required to be given hereunder to the Company shall be addressed to the Chief Financial Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, Michigan 48034, and any notice required to be given to Employee shall be sent to Employee’s address as shown on the records of the Company.

(e)    In the event of an inconsistency between this Agreement and the Employment Agreement or any other agreement between the Company and the Employee, this Agreement shall control.

(f)    This instrument contains the entire Agreement of the parties and may only be amended by written agreement executed by the parties hereto.

(g)    This Agreement is made and entered into in, and shall be construed and enforced in accordance with the laws of, the State of Michigan.

[Signatures on following page]

IN WITNESS WHEREOF, this Restricted Stock Award Agreement is hereby executed effective as of the Date of Grant.

“COMPANY”

SUN COMMUNITIES, INC., a Maryland corporation

By: /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

“EMPLOYEE”

/s/ John B. McLaren
     JOHN B. McLAREN